EXHIBIT 99.1

Contacts:	Fred Adams, Jr., Chairman and CEO
Timothy A. Dawson, Vice President and CFO
(601) 948-6813

CAL-MAINE FOODS, INC. REPORTS FOURTH QUARTER AND FISCAL 2010 RESULTS

JACKSON, Miss. (July 26, 2010) – Cal-Maine Foods, Inc. (NASDAQ:CALM) today announced financial results for the fourth quarter and fiscal year ended May 29, 2010.

For the fourth quarter of fiscal 2010, net sales were $222.1 million compared with net sales of $213.6 million for the fourth quarter a year ago.  The Company reported net earnings of $21.0 million, or $0.88 per basic share, for the fourth quarter of fiscal 2010 compared with net earnings of $10.3 million, or $0.43 per basic share, for the same period last year.

For the fiscal year 2010, net sales were $910.1 million compared with net sales of $928.8 million for fiscal 2009.  The Company reported net income of $67.8 million, or $2.85 per basic share, for fiscal 2010 compared with net income of $79.5 million, or $3.34 per basic share, in fiscal 2009.

Fred Adams, Jr., chairman and chief executive officer of Cal-Maine Foods, Inc., stated, “We are pleased with the results of the fourth quarter of fiscal 2010.   Both our sales and earnings showed improvement over the fourth quarter a year ago.  We benefitted from favorable market conditions as egg supply and demand were well balanced, and average selling prices were higher than the prior year period.   Our retail sales were good, and we were pleased with the modest improvement in our food service and restaurant egg sales.  Egg product sales were in line with our projections.  Our feed costs were also lower during the fourth quarter and the year, compared with the same periods in fiscal 2009.  Overall, our management team did a good job, and all of Cal-Maine’s operations ran smoothly.

“Looking ahead, we project that fiscal 2011 will be a good year for Cal-Maine Foods; however, we expect feed costs will be relatively high and volatile,” Adams added.

For the fourth quarter of fiscal 2010, Cal-Maine will pay a cash dividend of approximately $0.29 per share to holders of its common and Class A common stock.  The amount paid could vary slightly based on the amount of outstanding shares on the record date.  The dividend is payable August 22, 2010, to shareholders of record on August 7, 2010.

Selected operating statistics for the fourth quarter of fiscal 2010 compared with the prior-year period are shown below:

	13 Weeks Ended		52 Weeks Ended
	May 29, 2010	May 30, 2009	May 29, 2010	May 30, 2009
Dozen Eggs Sold (000)	195,180	205,257	805,399	777,885
Dozen Eggs Produced (000)	157,207	161,082	640,174	598,042
Dozens Eggs Purchased (000)*	37,973	44,175	165,225	179,843

% Specialty Sales (dozen)	15.4%	13.2%	14.4%	13.8%

Net Average Selling Price (dozen)	$1.086	$0.997	$1.079	$1.136
Feed Cost (dozen)	$0.327	$0.376	$0.349	$0.391

% Specialty Sales (dollars)	22.6%	21.0%	21.4%	19.0%
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* - Net of processing loss and inventory adjustments

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CAL-MAINE FOODS, INC.	POST OFFICE BOX 2960 ■	JACKSON, MISSISSIPPI 39207
	PHONE 601-948-6813	FAX 601-969-0905

CALM Reports Fourth Quarter and Fiscal 2010 Results

July 26, 2010

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs.  The Company, which is headquartered in Jackson, Mississippi, currently is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in approximately 29 states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties (including those contained in the Company’s SEC filings as well as other unknown or unpredictable factors) that could cause actual results to differ materially from those projected.  SEC filings may be obtained from the SEC or the Company’s website, www.calmainefoods.com.  You are cautioned not to place undue reliance on the forward-looking statements.  Further, the forward-looking statements included herein are only made as of the respective dates thereof, or if no date is stated, as of the date hereof.  Except as otherwise required by law, we undertake no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future that make it clear that any expected results expressed or implied by the forward-looking statements will not be realized.

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CALM Reports Fourth Quarter and Fiscal 2010 Results

July 26, 2010

CAL-MAINE FOODS, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(Unaudited)
(In thousands, except per share amounts)

	13 Weeks Ended		52 Weeks Ended
	May 29, 2010	May 30, 2009	May 29, 2010	May 30, 2009
Net sales	$222,088	$213,601	$910,143	$928,812
Gross profit	54,676	37,907	194,644	204,727
Operating income	32,533	15,169	102,604	121,474
Income before income taxes	32,353	15,279	103,493	121,010

Net income	$21,027	$10,266	$67,823	$79,500

Net income per share:
Basic	$0.88	$0.43	$2.85	$3.34
Diluted	$0.88	$0.43	$2.84	$3.34
Weighted average shares outstanding
Basic	23,833	23,789	23,812	23,769
Diluted	23,882	23,824	23,877	23,811

SUMMARY BALANCE SHEET
(Unaudited)
(In thousands)

	May 29, 2010	May 30, 2009
ASSETS
Cash and short-term investments	$199,055	$82,048
Receivables	43,587	44,628
Inventories	93,968	97,535
Other	1,550	17,474
Current assets	383,160	241,685

Property, plant and equipment (net)	234,111	249,958
Other assets	59,013	91,202
Total assets	$631,284	$582,845

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable and accrued expenses	$68,020	$61,845
Other current liabilities	—	8,400
Current maturities of long-term debt	29,974	13,806
Deferred income taxes	19,980	19,635
Current liabilities	117,974	103,686

Deferred income taxes and other liabilities	31,655	30,167
Long-term debt, less current maturities	104,699	115,983
Shareholders' equity	376,956	333,009
Total liabilities and shareholders' equity	$631,284	$582,845

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